NEWS RELEASE	FOR MORE INFORMATION:
FOR IMMEDIATE RELEASE	Kari Seas IntraNet Solutions, Inc. (952) 903-2131 kari.seas@intranetsolutions.com
Liz Morris Otto Haberman & Associates, Inc. (612) 338-3900 liz@habermaninc.com
Mary Henschel RESoft, Inc. (763) 398-1127 mary@resoftinc.com

INTRANET SOLUTIONS PARTNERS WITH RESoft TO BRING WEB CONTENT MANAGEMENT TO THE REAL ESTATE INDUSTRY

IntraNet Solutions' Xpedio Content Management System to be Integral Component of RESoft's ASP Product REDocs

EDEN PRAIRIE, Minn., October 10, 2000—IntraNet Solutions®, Inc. (Nasdaq: INRS), a leading provider of Web content management solutions, announced today that it has formed a strategic relationship with RESoft, Inc., a leading Web-based document management company serving the commercial real estate industry.

    IntraNet Solutions' Xpedio Content Management system will be an integral component of RESoft's new document management suite of products, REDocs. REDocs enables real estate owners and operators to easily manage property and portfolio information in a secure Web-based environment, as well as offer their customers, employees, partners and vendors access to real estate information through any Internet browser anytime from anywhere in the world. REDocs is sold to end users under an application service provider (ASP) model.

    "The commercial real estate industry is one of the largest markets in the United States, and with IntraNet Solutions as a partner, we are providing this expanding industry with a best-of-class Web content management solution," said Duane Lund, chief executive officer for RESoft. "By connecting people, content and projects over the Internet, our integrated product is empowering organizations with three key elements necessary to excel in business: speed, access and convenience."

    REDocs users can enhance core real estate business processes such as leasing, property management, vendor procurement, acquisition, disposition and financing. Content is converted to Web formats that users can then access from any Internet-connected device. In addition, the Xpedio-powered REDocs system offers security, search capabilities, subscriptions and version management, as well as other robust business content management features.

    "Our agreement with RESoft quickly expands IntraNet Solutions' position into the real estate vertical," said Robert Olson, chief executive officer for IntraNet Solutions. "We are excited to partner with RESoft to create a real estate industry standard that will streamline the communications process for the real estate industry, ultimately saving property managers' time and reducing their operating costs."

    IntraNet Solutions also has granted RESoft rights to resell all IntraNet Solutions products to the commercial real estate industry in the U.S. and Canada.

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IntraNet Solutions Partners with RESoft, Inc.                         Page 2

Xpedio Features

    Xpedio enables customers to rapidly deploy business Web sites and automates the process of maintaining timely, accurate information on these sites. Business content from sources including desktop applications, business applications and templates is managed and published in Web-based formats such as HTML, XML, PDF and WML. Business personalization and integration with corporate security models ensures that users access only the information they are entitled to see.

About RESoft

    RESoft, Inc., the real estate document management company, was founded in 1991 and has implemented numerous document management systems for major corporations globally, including 3M, Land O'Lakes, General Mills and Medtronic. The company's technology management team consists of experts in all facets of software and system design, as well as Internet connectivity and security. RESoft's real estate professionals have over $6 billion in ownership experience. RESoft is a subsidiary of Stonehaven Realty Trust (Amex: RPP), a Minneapolis-based real estate and technology company. More information can be found on the RESoft, Inc. Web site at http://www.resoftinc.com.

About IntraNet Solutions

    IntraNet Solutions®, Inc. (www.intranetsolutions.com), headquartered in Eden Prairie, Minn., offers the award-winning Xpedio Content Management System, the industry's first end-to-end Web content management solution. Xpedio provides rapid deployment of highly scalable business-to-business and business-to-employee Web sites. IntraNet Solutions' products are used worldwide by over 1,500 customers including Agilent Technologies, Cargill Incorporated, GE Capital, CB Richard Ellis, Ericsson Telecom AB, Merrill Lynch and GMAC Commercial Mortgage Corporation. IntraNet Solutions has offices throughout the U.S. and international offices in London, Amsterdam and Australia.

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Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

IntraNet Solutions is a registered trademark and the IntraNet Solutions' logo, Xpedio and the Xpedio logo are trademarks of IntraNet Solutions, Inc. in the USA and Canada. All other trade names are the property of their respective owners.